For Immediate Release

March 3, 2025

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Announces $1.5 Billion of Extended and Increased Credit Facilities

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“Broadstone,” “BNL,” the “Company,” “we,” “our,” or “us”), today announced the closing of a $1.5 billion Amended and Restated Credit Agreement, inclusive of a $1.0 billion revolving credit facility and $500 million term loan (together, the “Credit Facilities”). The Company also entered into conforming amendments to its 2027 and 2029 term loans.

The amended revolving credit facility has an initial term of four years, maturing in March 2029, and includes two six-month extension options that can be exercised at the Company’s election. The new term loan replaces the Company’s existing $400 million term loan due February 2026, has an initial term of three years, maturing in March 2028, and includes two 12-month extension options that can be exercised at the Company’s election. The term loan also includes a three-month delayed-draw feature for the incremental $100 million of commitments. Together, the terms of the Credit Facilities enhance the Company’s financial flexibility, providing increased liquidity, improved borrowing rates, and favorable adjustments to financial covenants that align with our investment strategy.

Kevin Fennell, Chief Financial Officer of Broadstone, commented, “We are grateful for the strong support of our banking partners, demonstrating their continued confidence in BNL. This successful transaction significantly enhances our financial flexibility and increases our weighted average debt maturity profile. With ample liquidity, no near-term debt maturities until April 2027, and a robust pipeline of investment opportunities, we are well positioned to execute on our growth objectives through our core building blocks.”

J.P. Morgan Chase Bank, N.A., Capital One, National Association, Bank of Montreal, Manufacturers and Traders Trust Company, and Truist Bank acted as Joint Bookrunners and Joint Lead Arrangers. Other Joint Lead Arrangers included Keybanc Capital Markets, Inc., Regions Capital Markets, TD Securities (USA) LLC, U.S. Bank National Association, and Huntington National Bank.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of December 31, 2024, BNL’s diversified portfolio consisted of 765 individual net leased commercial properties with 758 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2024 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 20, 2025, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.